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                                                                   EXHIBIT 10(r)



                                 July 24, 1997


Mr. James S. Reid, Jr.
Chairman and Chief Executive Officer
The Standard Products Company
2401 South Gulley Road
Dearborn MI 48124

Dear Jim:

                 This letter is written to confirm the arrangements we have discussed regarding your compensation after you relinquish your position as Chief Executive Officer of The Standard Products Company (the "Company"). I am writing on behalf of the Company in my capacity as Chairman of the Compensation Committee of the Board of Directors, which Committee approved the terms of this letter at its meeting on June 23, 1997. We have agreed:

                 1. Effective September 1, 1997 you will begin to receive benefits to which you are entitled under the Company's Supplemental Pension Plan. In addition, effective September 1, 1997, your salary from the Company will be $200,000 per annum. You will be paid at that rate through October 1999, at which time it is anticipated that you will relinquish your position as Chairman of the Board at the Annual Meeting held in October 1999.

                 2. During the period described above, you will continue as an employee of the Company to serve as Chairman of the Board and as a Director of the Company and you will also be advising and assisting the Company's new Chief Executive Officer. However, you will not be expected to devote your full business time and attention to the affairs of the Company.

                 3. During the period described in paragraph 1 above, you will continue as an employee of the Company for all purposes, including, without limitation:

                          a. Your right to exercise previously awarded stock options;

                          b. Vesting of the Restricted Stock you have previously earned;



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Mr. James S. Reid, Jr.
July 24, 1997
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                          c.      Participation in all applicable benefit and
                                  welfare plans of the Company;

                          d. Participation in fringe benefits enjoyed by top executives of the Company, including use of an automobile;

                          e.      Reimbursement of all business-related
                                  expenses;

                          f. An office and secretarial support in the Company's Cleveland office.

In addition, you will continue to participate in the Company's Executive Incentive Bonus Plan and your Salaried Pension Plan and Supplemental Pension Plan benefits shall be included as part of your base salary when computing the bonus to which you are entitled under that Plan.

                 4. The Company will also continue to pay for your apartment in the Detroit area for such period as you deem to be in the best interests of the Company.

                 If the foregoing meets with your approval, please sign and return the enclosed duplicate copy of this letter.

                                             Very truly yours,

                                             THE STANDARD PRODUCTS COMPANY


                                                  /s/ Alan E. Riedel
                                             By   ----------------------------
                                                  Alan E. Riedel, Chairman,
                                                  Compensation Committee


Acknowledged and agreed to
this 24th day of July 1997

/s/ James S. Reid, Jr.
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James S. Reid, Jr.